UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMTRUST FINANCIAL SERVICES, INC.

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59 Maiden Lane, 43rd Floor

New York, NY 10038

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2018

This supplement (this “Supplement”) amends and supplements the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”), filed by AmTrust Financial Services, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on May 4, 2018 in connection with a special meeting of the stockholders of the Company to be held at 800 Superior Ave., Cleveland, Ohio 44114, on June 4, 2018, at 10:00 a.m., Eastern time. The purpose of the special meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), Evergreen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger. Parent will own 100% of the common stock of the Company following the transactions contemplated by the Merger Agreement. The Definitive Proxy Statement was first mailed to the stockholders of the Company on May 4, 2018.

The information contained in this Supplement speaks only as of May 24, 2018, unless the information specifically indicates that another date applies.

After careful consideration, the board of directors of the Company (the “Board”) unanimously determined that the Merger Agreement, the merger and the other transactions contemplated thereby are fair, advisable and in the best interests of the Company and its stockholders, including the Unaffiliated Stockholders (as defined in the Definitive Proxy Statement). The Board recommends unanimously that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

The date of this Supplement to the Definitive Proxy Statement is May 24, 2018.

LITIGATION RELATED TO THE MERGER

Following the filing of the Definitive Proxy Statement, on May 9, 2018, purported stockholders of the Company filed putative class action lawsuits against the Company and members of the Board (other than Mr. Serock) in the United States District Court for the Southern District of New York, captioned Bartholomew v.

AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04178 (S.D.N.Y.) and Myhre v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04175 (S.D.N.Y.), respectively. The complaints are substantially identical and allege that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) because the preliminary proxy statement filed with the SEC on April 9, 2018 (the “Preliminary Proxy Statement”) allegedly omitted material information with respect to the merger, thus rendering the Preliminary Proxy Statement false and misleading. The complaints seek, among other things, injunctive relief preventing the consummation of the merger and costs of the applicable action, including reasonable allowance for plaintiff attorneys’ and experts’ fees.

On May 15, 2018, a purported stockholder of the Company filed a putative class action lawsuit against the Company and members of the Board in the United States District Court for the Northern District of Ohio, captioned Shust v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-01129 (N.D. Ohio). On May 18, 2018, a purported stockholder of the Company filed a putative class action lawsuit against the Company and members of the Board in the United States District Court for the Southern District of New York, captioned Raul v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04440 (S.D.N.Y.). On May 21, 2018, a purported stockholder of the Company filed a putative class action lawsuit against the Company, members of the Board, Parent, Merger Sub and Stone Point in the United States District Court for the Southern District of New York, captioned Rabinowitz v. AmTrust Fin’l Services, Inc., et al., Case No. 1:18-cv-04484 (S.D.N.Y.). Similar to the complaints described above, the complaints allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act because the Definitive Proxy Statement, in the case of the Shust complaint and the Rabinowitz complaint, and the Preliminary Proxy Statement, in the case of the Raul complaint, omitted or misrepresented material information concerning the merger. The complaints seek, among other things, injunctive relief preventing the consummation of the merger unless additional disclosure is provided and costs of the applicable action, including for plaintiff attorneys’ and experts’ fees.

On May 21, 2018, purported stockholders of the Company filed a complaint against the Company and certain of its directors in the Delaware Court of Chancery, captioned Icahn Partners LP, et al. v. Zyskind, et al., Case No. 2018-0358 (Del. Ch.). The complaint alleges that the defendants violated their fiduciary duties to the Company and seeks, among other things, a declaration that the merger was not entirely fair and an order rescinding the merger or granting an award of rescissory damages, interest and expenses, including reasonable allowance for attorneys’ fees and costs.

SUPPLEMENTAL DISCLOSURES

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that the litigations described above may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such actions, the Company wishes to voluntarily make supplemental disclosures related to the merger, all of which are set forth below, in response to certain of the allegations raised in the complaints described above. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the complaints described above that any additional disclosure was or is required. The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Unless stated otherwise, new text is bolded and underlined to highlight the supplemental information being provided to you and deleted text is bolded and denoted by a strike-through.

The following disclosures amend and supplement the existing disclosures contained under the heading “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger” on page 5 as follows:

Based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described below (including, among other factors, the financial analyses reviewed and discussed with the Special Committee by Deutsche Bank Securities~~,~~ Inc. (“Deutsche Bank”)), which the Board adopted as its own, the Board unanimously resolved on behalf of the Company that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were fair, advisable and in the best interests of the Company and the Unaffiliated Stockholders, approved the Merger Agreement, the merger and the other transactions contemplated thereby and recommended that the stockholders of the Company vote “FOR” the adoption of the Merger Agreement.

The following disclosures amend and supplement the existing disclosures contained under the heading “Special Factors—Background of the Merger” on page 21 as follows:

From time to time, during the two year period preceding the execution of the Merger Agreement, representatives of the Company have held discussions with representatives of various strategic and financial sponsor parties regarding potential strategic transactions involving the Company, including discussions in November and December 2017 related to a potential going-private transaction with five other parties. None of the discussions with those five other parties in November and December 2017 developed beyond a preliminary nature or resulted in any proposal. Except as discussed below or as previously disclosed in the Company’s filings with the SEC, none of those discussions progressed beyond the preliminary phase. In connection with those discussions, the Company has entered into confidentiality and standstill agreements with several parties, including three of the five parties referenced above. As of the date of this proxy statement, pursuant to action taken by the Special Committee under the Merger Agreement, none of the parties with whom the Company has entered into confidentiality and standstill agreements is prohibited by the terms of such agreements from making offers to acquire the Company.

The following disclosures amend and supplement the existing disclosures contained under the heading “Special Factors—Background of the Merger” on page 22 as follows:

In the context of Stone Point’s due diligence investigation, and inquiries from and preliminary discussions with other financial sponsor parties in November and December 2017 regarding a potential going-private referred to above, on December 7, 2017, the Karfunkel-Zyskind Family amended its Schedule 13D to state that the members of the Karfunkel-Zyskind Family were considering plans and proposals with respect to their investments in the Company that could result in any of the events described in Item 4 of Schedule 13D.

The following disclosures amend and supplement the existing disclosures contained under the heading “Special Factors—Background of the Merger” on pages 23-24 as follows:

Also in early January, counsel to the Trident Funds, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), and counsel to the Karfunkel-Zyskind Family, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), negotiated joint bidding arrangements related to a potential proposal to acquire the outstanding shares of common stock not held or controlled by the Karfunkel-Zyskind Family and its affiliates and certain related parties, including (1) that the new cash investment by Stone Point and the Karfunkel-Zyskind Family, together with the rollover of shares of common stock of the Company acquired in the May 2017 private placement, would be in the form of preferred equity; ~~and~~ (2) that there would be an adjustment in the ownership interests between holders of preferred equity and common equity at the time of a future IPO or other exit event if at such time there was a reserve deficiency or reserve excess with respect to premiums earned on or prior to March 31, 2018, subject to a cap and cut-back depending on the internal rate of return achieved by Trident on its investment (the “reserve adjustment”); and (3) that Mr. Zyskind would serve as the Company’s Chief Executive Officer after completion of a transaction.

The following disclosures amend and supplement the existing disclosures contained under the heading “Special Factors—Background of the Merger” on page 32 as follows:

On February 24, 2018, representatives of Deutsche Bank, Willkie Farr and Richards Layton met to discuss the review and analysis undertaken by Willkie Farr and Richards Layton concerning the valuation of claims asserted in the Cambridge Derivative Action, which were estimated to be between $15 million and $25 million.

The following disclosures amend and supplement the existing disclosures contained under the heading “Special Factors—Opinion of Deutsche Bank” on pages 42-43 as follows:

Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided certain investment banking, commercial banking (including extension of credit) and other financial services to Stone Point, affiliates of which are equity holders of Parent, and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including acting as sole bookrunner on a $22 million follow-on offering of shares for Eagle Point 42 Credit Company, Inc., a portfolio company of Stone Point, in May 2016. Between January 1, 2015 through February 28, 2018, based on the DB Group’s records, the DB Group received aggregate fees of approximately $2.1 million in connection with certain investment banking services (includes fees earned in connection with mergers and acquisitions, equity capital market and debt capital market offerings, bank debt, among other similar services) and approximately $7.6 million in fees for certain transaction banking services (includes fees earned from cash management, corporate treasury sales, insurance and leasing, lending, private banking, and trade and risk sales, among other similar services) provided to Stone Point and its affiliates and portfolio companies. One or more members of the DB Group have, from time to time, provided certain commercial banking (including extension of credit) and other financial services to the Company and its affiliates for which they have received, and in the future may receive, compensation, including serving as a counterparty to a Dutch trade finance facility of Nationale Borg~~e~~, a subsidiary of the Company, and certain affiliates in December 2017. Between January 1, 2015 through February 28, 2018, the DB Group received no fees in connection with investment banking services (includes fees earned in connection with mergers and acquisitions, equity capital market and debt capital market offerings, bank debt, among other similar services) and approximately $1.4 million in fees for certain transaction banking services (includes fees earned from cash management, corporate treasury sales, insurance and leasing, lending, private banking, and trade and risk sales, among other similar services) provided to the Company and its affiliates. Between January 1, 2015 through February 28, 2018, the DB Group did not provide investment banking or other financial services to the Karfunkel-Zyskind Family or their affiliates (other than the Company and its affiliates) and did not receive any fees in connection with such services. In addition, the DB Group may also provide investment banking, commercial banking (including extension of credit) and other financial services in the future to the Company, Parent, the rollover stockholders and their respective affiliates, and Stone Point and its affiliates and portfolio companies for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent and their respective affiliates, affiliates of the rollover stockholders and affiliates and portfolio companies of Stone Point for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. Charles Davis, the Chief Executive Officer of Stone Point, is a member of the Deutsche Bank Americas Advisory Board. The Advisory Board counsels management on a wide range of strategic marketplace issues, including business development, growth and economic, political and social trends. Each member of Deutsche Bank’s Advisory Board is compensated with a flat fee of $100,000 per year for such member’s role on the Deutsche Bank Americas Advisory Board.

The following disclosures amend and supplement the existing disclosures contained under the heading “Special Factors—BofA Merrill Lynch” on pages 57-58 as follows:

With the permission of the Special Committee, an affiliate of BofA Merrill Lynch also engaged in preliminary discussions with the Karfunkel-Zyskind Family about providing debt financing in connection with the merger

~~but the parties determined not to proceed with such discussions~~. Those discussions took place in February 2018, but BofA Merrill Lynch and the Company never agreed to terms with respect to such financing.

The following disclosures amend and supplement the existing disclosures contained under the heading “Special Factors—BofA Merrill Lynch” on page 59 as follows:

In addition, the spouse of the BofA Merrill Lynch Representative serves as a principal of Stone Point, but she was not a member of the Stone Point deal team for the transaction.

The following disclosures amend and supplement the table “Special Committee Case Projections” under the heading “Special Factors—Projected Financial Information” on page 68 as follows:

Special Committee Case Projections

($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	8,618	8,890	9,282	9,700	10,136
Combined ratio (%)	95.7	95.7	95.2	94.9	94.3
Underwriting profit ($)	231	235	268	300	347
Operating earnings ($)	176	197	252	306	374
Operating earnings per share - diluted ($)	0.87	0.98	1.25	1.52	1.88
Earnings Per Share excluding Fee Business ($)	0.84	0.94	1.18	1.43	1.77

Investment Yield (%)	2.60	2.75	2.90	3.05	3.20
Capital management (dividends) ($)	144.7	151.9	159.5	181.5	227.1

Book value per share - primary ($)	16.76	16.89	17.32	18.01	19.07

Tangible book value per share - primary ($)	12.73	13.09	13.68	14.48	15.57

Dividends per share ($)	0.74	0.77	0.81	0.85	0.90

Return on tangible equity - operating (%)	7.1	7.8	9.6	11.1	12.8

Return on equity - operating (%)	5.4	6.0	7.5	8.8	10.4

The following disclosures amend and supplement the existing disclosures contained in the paragraph after the table “Special Committee Case Projections” under the heading “Special Factors—Projected Financial Information” on page 69 as follows:

The Board, the Special Committee and the Special Committee’s financial advisor also considered, for reference purposes only, the Case 1 Projections, the Case 2 Projections and the Downside Case Projections, which are presented below. The Budget Projections, which were not considered by the Special Committee and the Special Committee’s financial advisor (as noted below), are also presented below. In chronological order, management made available to the Board, the Special Committee and the Special Committee’s financial advisor the Budget Projections, followed by the Case 1 Projections, followed by the Case 2 Projections, the Special Committee Case Projections and the Downside Case Projections. The Case 1 Projections were prepared by the Company’s management based on the Budget Projections (which projections were prepared by management in connection with the Company’s annual budgeting process and made available to the Special Committee, but not considered due to the fact that they required updating), as further described in “Special Factors—Background of the Merger” beginning on page 21, as adjusted to give effect to the Tax Cuts and Jobs Act of 2017, recent transactions involving the Company, and certain operating adjustments reflecting an updated outlook for the fourth quarter of 2017 and the full year 2017. The Case 2 Projections were prepared by the Company’s management at the request of the Special Committee as an alternate case to the Case 1 Projections to reflect a more challenging operating environment as well as the reputational and business pressures faced by the Company, slower growth, more conservative projected underwriting assumptions reflecting recent loss reserve activity and a more conservative balance sheet in light of rating agency concerns, as further described in “Special Factors—Background of the Merger” beginning on page 21. The Special Committee Case Projections were thereafter prepared by the Company’s management at the request of the Special Committee by making certain specified adjustments to the assumptions reflected in the Case 2 Projections, as further described in “Special Factors—Background of the Merger” beginning on page 21, particularly with respect to gross premium written growth, loss ratio, net investment yield and capital return. Finally, the Downside Case Projections were prepared by the Company’s management at the request of the Special Committee to illustrate the negative consequences to the Company of a potential ratings downgrade.

The following table is added immediately prior to the table “Case 1 Projections” under the heading “Special Factors – Projected Financial Information” on page 69 as follows:

Budget Projections
($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	9,258.5	9,678.8	10,141.3	10,648.4	11,180.8

Combined ratio (%)	93.8	93.5	93.4	93.2	93.1

Underwriting profit ($)	350.6	382.4	406.2	434.6	465.0

Operating earnings ($)	259.9	299.8	341.8	387.5	436.0

Operating earnings per share - diluted ($)	1.29	1.49	1.70	1.95	2.23

Investment Yield (%)	2.60	2.70	2.80	2.90	3.00

Capital management (dividends) ($)	144.6	151.9	188.5	218.5	251.4

Book value per share - primary ($)	17.43	18.00	18.79	19.82	21.13

Tangible book value per share - primary ($)	13.39	14.19	15.11	16.23	17.55

Dividends per share ($)	0.74	0.77	0.81	0.85	0.90

Return on tangible equity - operating (%)	10.1	11.1	12.0	12.8	13.6

Return on equity - operating (%)	7.7	8.6	9.5	10.4	11.2

The following disclosures amend and supplement each of the tables “Case 1 Projections”, “Case 2 Projections” and “Downside Case Projections” under the heading “Special Factors—Projected Financial Information” on page 69 as follows:

Case 1 Projections
($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	8,908	9,312	9,757	10,245	10,757
Combined ratio (%)	94.2	93.7	93.4	93.3	93.1
Underwriting profit ($)	316	354	389	416	445
Operating earnings ($)	244	290	343	391	441
Operating earnings per share - diluted ($)	1.21	1.44	1.71	1.98	2.28
Earnings Per Share excluding Fee Business ($)	1.18	1.40	1.64	1.89	2.17

Investment Yield (%)	2.60	2.70	2.80	2.90	3.00
Capital management (dividends) ($)	144.7	151.9	200.7	232.6	267.4

Book value per share - primary ($)	17.11	17.71	18.61	19.77	21.24

Tangible book value per share - primary ($)	13.07	13.90	14.92	16.15	17.62

Dividends per share ($)	0.74	0.77	0.81	0.85	0.90

Return on tangible equity - operating (%)	9.7	11.0	12.2	13.1	13.9

Return on equity - operating (%)	7.3	8.5	9.7	10.6	11.5

Case 2 Projections
($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	8,618	8,890	9,193	9,515	9,848
Combined ratio (%)	95.7	95.7	95.7	95.7	95.7
Underwriting profit ($)	231	235	241	250	258
Operating earnings ($)	176	189	212	237	263
Operating earnings per share - diluted ($)	0.87	0.94	1.05	1.18	1.31
Earnings Per Share excluding Fee Business ($)	0.84	0.89	0.98	1.09	1.20

Investment Yield (%)	2.60	2.65	2.70	2.75	2.80
Capital management (dividends) ($)	137.8	137.8	137.8	140.3	160.2

Book value per share - primary ($)	16.80	16.96	17.29	17.78	18.45

Tangible book value per share - primary ($)	12.77	13.15	13.65	14.27	15.00

Dividends per share ($)	0.70	0.70	0.70	0.70	0.70

Return on tangible equity - operating (%)	7.1	7.4	8.1	8.7	9.2

Return on equity - operating (%)	5.4	5.7	6.3	6.9	7.4

Downside Case Projections
($ in millions, except per share data)

	2018E	2019E	2020E	2021E	2022E
Gross written premiums ($)	7,564	6,051	5,748	5,748	6,036
Combined ratio (%)	98.8	100.9	99.0	97.5	96.5
Underwriting profit ($)	62	(37)	39	89	127
Operating earnings ($)	43	(27)	47	98	139
Operating earnings per share - diluted ($)	0.21	(0.13)	0.23	0.48	0.69
Earnings Per Share excluding Fee Business ($)	0.18	(0.17)	0.16	0.39	0.58

Investment Yield (%)	2.60	2.65	2.70	2.75	2.80
Capital management (dividends) ($)	137.8	137.8	137.8	137.8	137.8

Book value per share - primary ($)	16.12	15.18	14.67	14.45	14.47

Tangible book value per share - primary ($)	12.08	11.37	11.02	10.93	11.05

Dividends per share ($)	0.70	0.70	0.70	0.70	0.70

Return on tangible equity - operating (%)	1.8	(1.2)	2.1	4.5	6.4

Return on equity - operating (%)	1.3	(0.9)	1.6	3.4	4.9

The following disclosures supplement the existing disclosures contained under the heading “Special Factors—Projected Financial Information” by adding the following additional information after the table “Downside Case Projections” appearing on page 69:

In addition, the Company’s (i) book value per share and tangible book value per share, and (ii) pro forma book value per share and tangible book value per share after giving effect Fee Business sale, as further described in “Special Factors—Background of the Merger”, in each case, as of December 31, 2017, is presented below:

Book Value Per Share

2017E
Book value per share - primary ($)	12.92

Tangible book value per share - primary ($)	6.21

Book value per share pro forma for Fee Business transaction - primary ($)	16.73

Tangible book value per share pro forma for Fee Business transaction - primary ($)	12.44

The following disclosures amend and supplement the existing disclosures contained under the heading “Important Information Regarding AmTrust—Legal Proceedings” on page 124 as follows:

Two derivative suits have also been filed in the U.S. District Court for the District of Delaware. On May 11, 2017, one of the Company’s stockholders, West Palm Beach Police Pension Fund, filed suit (West Palm Beach Police Pension Fund v. Zyskind et al.), and on June 28, 2017, two of the Company’s stockholders, City of Lauderhill Police Officers Retirement Plan and Pompano Beach Police & Firefighters Retirement System, filed suit (City of Lauderhill Police Officers Retirement Plan and Pompano Beach Police & Firefighters Retirement System et al. v. Zyskind et al.). These two Delaware derivative actions have been consolidated under the case name In re AmTrust Financial Services, Inc. Derivative Litigation. Plaintiffs in this proceeding filed a Verified Amended Stockholder Derivative Complaint on November 7, 2017 and a Verified Second Amended Stockholder Derivative Complaint on December 11, 2017. The Verified Second Amended Stockholder Derivative Complaint alleges violations of Sections 10(b), 20A, and 29(b) of the Exchange Act, breaches of fiduciary duties, unjust enrichment, and corporate waste. Such stockholders purport to bring the derivative action on the Company’s behalf and raise claims that primarily involve the Company’s recent restatement of its financial statements, the identification of material weaknesses in the Company’s internal control over financial reporting and recent increases in the Company’s loss reserves. The In re AmTrust Financial Services, Inc. Derivative Litigation second amended complaint also seeks reform of the Company’s governance practices and damages. The Company believes that the allegations in these pending derivative actions are unfounded and is vigorously pursuing its defenses.

If the Merger is consummated, the Company believes that the plaintiffs in the various shareholder derivative suits described in this section will not have standing to pursue any claims on the Company’s behalf.

The following disclosures amend and supplement the existing disclosures under the heading “Important Information Regarding AmTrust—Legal Proceedings” on page 125 as follows:

Additionally, between April 2017 and ~~April~~ May 2018, the Company received demands for the inspection of books and records pursuant to Section 220 of the DGCL from purported stockholders Rikhard Dauber, Pompano Beach Police & Firefighters Retirement System, Nestor Shust, the City of Lauderhill Police Officers’ Retirement Plan, the West Palm Beach Police Pension Fund, Cambridge, the Lislois Family Trust ~~and~~ Arca Capital Group, High River Limited Partnership, Icahn Partners LP and Icahn Partners Master Fund LP.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Supplement may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward- looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this Supplement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that has been or may be instituted against the Company or others relating to the Merger Agreement;

•	the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Company stockholders (including the affirmative vote of the (i) holders of at least a majority of all outstanding shares of common stock of the Company and (ii) holders of at least a majority of all outstanding shares of common stock of the Company held by the Public Stockholders);

•	the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required consents of governmental or regulatory agencies or third parties in connection with the merger;

•	the risk that a condition to closing of the merger may not be satisfied;

•	the failure of the merger to close for any other reason;

•	the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

•	the fact that directors and officers of the Company have interests in the merger that are different from, or in addition to, the interests of the stockholders of the Company generally in recommending that such stockholders vote to approve the Merger Agreement;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our most recent filing on Forms 10-Q and 10-K. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. In connection with the proposed merger transaction, on May 4, 2018, the Company filed with the SEC the Definitive Proxy Statement, which was mailed to stockholders on or about May 4, 2018. This Supplement is not a substitute for the Definitive Proxy Statement or any other document which the Company may file with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, INCLUDING THIS SUPPLEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Those filings are available to the public from the SEC’s website at http://www.sec.gov., or by contacting the investor relations department of the Company or MacKenzie Partners, Inc., the Company’s proxy solicitor. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at https://amtrustfinancial.com. The information contained on or accessible through our website is not part of the Definitive Proxy Statement or this Supplement, other than the documents that we file with the SEC that are incorporated by reference into the Definitive Proxy Statement or this Supplement.

Because the merger is a “going-private” transaction, the Parent, the Company, Merger Sub, and the other Filing Persons named therein have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into the Definitive Proxy Statement and this Supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of the Definitive Proxy Statement and this Supplement and, with respect to the Definitive Proxy Statement and this Supplement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into the Definitive Proxy Statement and this Supplement. We incorporate by reference, with respect to the Definitive Proxy Statement and this Supplement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Definitive Proxy Statement and prior to the date of the special meeting.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Definitive Proxy Statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in the Definitive Proxy Statement and this Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Supplement is dated May 24, 2018. You should not assume that the information contained in the Definitive Proxy Statement and this Supplement is accurate as of any date other than that date, and the mailing of the Definitive Proxy Statement to stockholders did not create any implication to the contrary.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the merger. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 as amended on Form 10-K/A filed with the SEC on April 23, 2018. A more complete description is available in the Definitive Proxy Statement. You may obtain free copies of these documents as described in the preceding section.